                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Eli Lilly and Company
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Eli Lilly and Company
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

[_]  $500 per each party to the controversy pursuant to Exchange Act Rule
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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                                     LILLY

                             ELI LILLY AND COMPANY
                             LILLY CORPORATE CENTER
                          INDIANAPOLIS, INDIANA 46285

                                          March 6, 1995

Dear Shareholder:

  It is my pleasure to extend to you a cordial invitation to attend the 1995 Annual Meeting of Shareholders of Eli Lilly and Company on Monday, April 17, 1995. The meeting will be at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, at 11:00 a.m. Please complete and return the enclosed reply card if you plan to attend. An admittance card will be sent to shareholders who return the card.

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. In particular I would like to call to your attention the three nominees who are standing for election to the Board for the first time. Mrs. Kathi P. Seifert, Dr. Alfred G. Gilman, and Dr. Franklyn G. Prendergast have distinguished academic and professional careers and will bring important and diverse experiences to the Board. We believe they will make important contributions as members of the Board of Directors.

  Your vote is very important. I urge you to sign, date, and return the enclosed proxy card in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  I look forward to seeing you at the meeting.

                                          /s/ Randall L. Tobias

                                          Randall L. Tobias
                                          Chairman of the Board and
                                          Chief Executive Officer

                             ELI LILLY AND COMPANY

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 1995

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, on Monday, April 17, 1995, at 11:00 a.m. (local time), for the following purposes:

  1. To elect six directors of the Company, five for a three-year term and one to serve the remaining year of a three-year term;

  2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for the year 1995; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of common stock of record at the close of business on February 10, 1995, are entitled to notice of and to vote at the Annual Meeting. If you plan to attend the meeting, please complete the enclosed reply card and return it to the Company. An admittance card will be mailed to you.

                                     By order of the Board of Directors,

                                     Daniel P. Carmichael
                                     Secretary

March 6, 1995
Indianapolis, Indiana

- --------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

DIRECTIONS TO THE INDIANA CONVENTION CENTER AND INFORMATION CONCERNING PARKING WILL BE SENT TO SHAREHOLDERS WHO REQUEST AN ADMITTANCE CARD.

                             ELI LILLY AND COMPANY

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 17, 1995

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eli Lilly and Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, April 17, 1995, and at any adjournment thereof.

  The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the Annual Meeting.

  At the close of business on February 10, 1995, the record date for the Annual Meeting, there were outstanding and entitled to vote 292,260,706 shares of common stock of the Company. Each shareholder is entitled to one vote for each such share held of record on that date on all matters that are properly presented for action at the meeting. The Company has no other outstanding voting securities.

  A copy of the Company's Annual Report to Shareholders, including financial statements and a description of its operations for the year 1994, is enclosed with this Proxy Statement. That report is not incorporated in this Proxy Statement by reference.

  The principal executive offices of the Company are located at Lilly Corporate Center, Indianapolis, Indiana 46285. The approximate mailing date of this Proxy Statement and the accompanying proxy will be March 6, 1995.

                            1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  The shareholders are requested to vote for six nominees for director. The terms of four directors will expire at this Annual Meeting. In addition, the Board has increased the number of directors from 13 to 15.

  Three of the nominees whose terms expire at this Annual Meeting, Dr. Steven
C. Beering, Mr. James W. Cozad, and Mr. Randall L. Tobias, were elected for a three-year term by the shareholders at the 1992 Annual Meeting. The fourth nominee, Mrs. Kathi P. Seifert, has not previously served as a director.
Mrs. Seifert was nominated to fill the position previously held by Mr. Ben F. Love, who will retire effective at this Annual Meeting. Dr. Franklyn G. Prendergast and Dr. Alfred G. Gilman, who have not previously served as directors, were designated by the Board to fill the vacancies created by the increase in the number of directors, subject to their election by shareholders at the Annual Meeting.

  Under the Company's Articles of Incorporation, the members of the Board are divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. To attain this result, the Board has assigned Dr. Gilman to the class of directors whose term will expire at the 1996 Annual Meeting of Shareholders. The other five nominees have been nominated to serve for a term of three years, expiring at the Annual Meeting in 1998. The other directors listed below will continue to serve in their positions for the remainder of their terms. The election of all six nominees will result in five directors serving in each of the three classes.

  Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the six nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  In the event any nominee for director declines or is unable to serve, it is intended either that the persons designated as proxies will vote for a substitute who will be designated by the Board of Directors or that the authorized number of directors will be reduced accordingly by the Board. The Board expects that each of the nominees named below will be available for election.

CERTAIN INFORMATION CONCERNING DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

  The names of each director nominee and each director continuing in office, along with his or her age, year first served as a director, and recent business and professional experience, is set forth below by class.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 1998:

                STEVEN C. BEERING, M.D.                     Director since 1983
                PRESIDENT, PURDUE UNIVERSITY                          Age 62

Black & White   Dr. Beering has served as President of Purdue University since
photograph of   1983. He served as Dean of the Indiana University School of
Steven C.       Medicine and Director of the Indiana University Medical Center
Beering         from 1974 until 1983. Dr. Beering is a fellow of the American
                College of Physicians and the Royal Society of Medicine and a member of the National Academy of Sciences Institute of Medicine. He is a director of American United Life Insurance
                Company; Arvin Industries, Inc.; Guidant Corporation; and
                NIPSCO Industries, Inc. Dr. Beering is also a director of the Indiana Business Modernization and Technical Corporation; the
                Corporation of Innovative Development; and the Indiana State
                Chamber of Commerce.

                JAMES W. COZAD                              Director since 1989
                RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE     Age 68
                OFFICER, WHITMAN CORPORATION

Black & White   Mr. Cozad served as Chairman of the Board and Chief Executive
photograph of   Officer of Whitman Corporation from 1990 until his retirement
James W. Cozad  in 1992. Prior to assuming that position, he served as Vice
                Chairman of the Board and as a Vice President of Amoco
                Corporation. Mr. Cozad is a director of GATX Corporation;
                Guidant Corporation; Inland Steel Industries, Inc.; Sears
                Roebuck & Co.; and Whitman Corporation. He is also a director of the Chicago Medical School and the Indiana University
                Foundation. Mr. Cozad is a Trustee of the Northern Funds.

                FRANKLYN G. PRENDERGAST, M.D., PH.D.                New Nominee
                PROFESSOR IN BIOCHEMISTRY AND MOLECULAR                Age 49
                BIOLOGY AND PROFESSOR IN PHARMACOLOGY,
                MAYO MEDICAL SCHOOL

Black & White   Dr. Prendergast has served as Professor in Biochemistry and
photograph of   Molecular Biology and Professor in Pharmacology at Mayo
Franklyn G.     Medical School since 1986. He held several other teaching
Prendergast     positions at the school since 1975. Dr. Prendergast serves on the Board of Governors of Mayo Rochester and on the Board of Trustees of Mayo Foundation.

                KATHI P. SEIFERT                                    New Nominee
                GROUP PRESIDENT,                                       Age 45
                KIMBERLY-CLARK CORPORATION

Black & White   Mrs. Seifert is Group President, North American Consumer
photograph of   Products, for Kimberly-Clark Corporation, responsible for the
Kathi P.        Feminine Care, Adult Care, and Household Products Businesses.
Seifert         She joined Kimberly-Clark in 1978 and has served in several capacities in connection with both the domestic and international marketing of consumer products.

                RANDALL L. TOBIAS                           Director since 1986
                CHAIRMAN OF THE BOARD AND                             Age 52
                CHIEF EXECUTIVE OFFICER

Black & White   Mr. Tobias became Chairman of the Board and Chief Executive
photograph of   Officer of the Company in 1993. Prior to assuming this
Randall L.      position, he served as Vice Chairman of the Board of American
Tobias          Telephone and Telegraph Company ("AT&T") from 1986 until 1993.
                In addition, Mr. Tobias served as Chairman and Chief Executive
                Officer of AT&T International (an AT&T subsidiary) from 1991 to 1993. Mr. Tobias is a director of DowElanco; Guidant
                Corporation; Kimberly-Clark Corporation; Knight-Ridder, Inc.;
                and Phillips Petroleum Company. He also serves as Vice
                Chairman of the Board of Trustees of Duke University; a trustee of the Colonial Williamsburg Foundation; and a director of the Indiana University Foundation.

NOMINEE FOR DIRECTOR FOR ONE-YEAR TERM ENDING IN 1996:

                ALFRED G. GILMAN, M.D., PH.D.                       New Nominee
                REGENTAL PROFESSOR AND CHAIRMAN,                       Age 53
                DEPARTMENT OF PHARMACOLOGY,
                UNIVERSITY OF TEXAS SOUTHWESTERN
                MEDICAL CENTER AT DALLAS

Black & White   Dr. Gilman has served as Professor and Chairman of the
photograph of   Department of Pharmacology at the University of Texas
Alfred G.       Southwestern Medical Center at Dallas since 1981. He has held
Gilman          the Raymond Willie Distinguished Chair in Molecular
                Neuropharmacology at the University since 1987 and was named a Regental Professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981, where he was named a Professor of Pharmacology in 1977.
                He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

DIRECTORS CONTINUING IN OFFICE UNTIL 1996:

                JAMES M. CORNELIUS                          Director since 1986
                VICE PRESIDENT, FINANCE, AND                          Age 51
                CHIEF FINANCIAL OFFICER

Black & White   Mr. Cornelius has served as Vice President, Finance, and Chief
photograph of   Financial Officer of the Company since 1983. He has also
James M.        served as Treasurer of the Company. Mr. Cornelius joined the
Cornelius       Company in 1967. He is Chairman of the Board of Guidant
                Corporation and serves as a director of CompuServe
                Incorporated, DowElanco, and The National Bank of
                Indianapolis. Mr. Cornelius also serves on the Advisory Board of The Walker Group and as a trustee of the University of Indianapolis.

                KAREN N. HORN, PH.D.                        Director since 1987
                CHAIRMAN OF THE BOARD AND                             Age 51
                CHIEF EXECUTIVE OFFICER, BANK ONE,
                CLEVELAND, N.A.

Black & White   Mrs. Horn has served as Chairman of the Board and Chief
photograph of   Executive Officer of Bank One, Cleveland, N.A., since 1987.
Karen N. Horn   Prior to joining Bank One, she served as President of the
                Federal Reserve Bank of Cleveland, Treasurer of Bell of
                Pennsylvania, and Vice President of First National Bank of
                Boston. Mrs. Horn is a director of Guidant Corporation, The
                British Petroleum Company p.l.c., Rubbermaid Incorporated, and
                TRW, Inc. She also serves as Vice Chairman of the Board of Trustees of Case Western Reserve University and as a trustee of The Rockefeller Foundation and The Cleveland Clinic
                Foundation.

                J. CLAYBURN LA FORCE, JR., PH.D.            Director since 1981
                DEAN EMERITUS, JOHN E. ANDERSON                       Age 66
                GRADUATE SCHOOL OF MANAGEMENT,
                UNIVERSITY OF CALIFORNIA AT LOS ANGELES

Black & White   Dr. La Force served as Dean of the John E. Anderson Graduate
photograph of   School of Management of the University of California at Los
J. Clayburn     Angeles ("UCLA") from 1978 until he retired in 1993. He joined
La Force, Jr.   the faculty of UCLA in 1962 and served as Chairman of the
                Economics Department. Dr. La Force is a director of BlackRock
                Funds; Imperial Credit Industries, Inc.; Jacobs Engineering
                Group, Inc.; Payden and Rygel Fund; Provident Investment
                Counsel Funds; Rockwell International Corporation; and The
                Timken Company.

                AUGUST M. WATANABE, M.D.                    Director since 1994
                VICE PRESIDENT AND PRESIDENT,                         Age 53
                LILLY RESEARCH LABORATORIES

Black & White   Dr. Watanabe was elected to the Board of Directors and a Vice
photograph of   President of the Company and President of Lilly Research
August M.       Laboratories, a division of the Company, effective January
Watanabe        1994. He joined the Company in 1990 as Vice President of Lilly
                Research Laboratories and served as Group Vice President of
                Lilly Research Laboratories before being elected to his present position. Prior to joining the Company, Dr. Watanabe was a member of the faculty of the Indiana University School of Medicine from 1972 to 1990, where he served as Chairman of the Department of Medicine from 1983 through 1990. He is also a fellow of the American College of Physicians and the American College of Cardiology and a director of the Indiana
                University Foundation.

DIRECTORS CONTINUING IN OFFICE UNTIL 1997:

                KENNETH L. LAY, PH.D.                       Director since 1993
                CHAIRMAN OF THE BOARD AND                             Age 52
                CHIEF EXECUTIVE OFFICER,
                ENRON CORP.

Black & White   Mr. Lay has served as Chairman of the Board and Chief
photograph of   Executive Officer of Enron Corp. since 1986 and 1985,
Kenneth L. Lay  respectively. He joined Enron as President and Chief Operating
                Officer in 1985. Prior to serving in that position, he was President and Chief Executive Officer of Houston Natural Gas from 1984 to 1985 and Chairman, Chief Operating Officer, and a director of Transco Energy Company from 1981 to 1984. Mr. Lay is a director of Compaq Computer Corporation and Trust Company of the West.

                STEPHEN A. STITLE                           Director since 1991
                VICE PRESIDENT, CORPORATE AFFAIRS                     Age 49

Black & White   Mr. Stitle has served as Vice President of Corporate Affairs
photograph of   since 1993. He previously served as Vice President, Human
Stephen A.      Resources, from 1988 until 1993. Mr. Stitle, who joined the
Stitle          Company in 1971, has served as President and General Manager of Eli Lilly Canada Inc. and as Secretary of the Company. Mr.
                Stitle is a director of National City Corporation and National
                City Bank, Indiana. He serves as a trustee of DePauw
                University and the Christian Theological Seminary and as a director of the Indiana University Foundation.

                SIDNEY TAUREL                               Director since 1991
                EXECUTIVE VICE PRESIDENT AND                          Age 46
                PRESIDENT, PHARMACEUTICAL
                DIVISION

Black & White   Mr. Taurel has served as Executive Vice President of the
photograph of   Company and President of its Pharmaceutical Division since
Sidney Taurel   1993. Mr. Taurel joined the Company in 1971 and has held
                management positions in the Company's operations in Brazil and Europe. He served as President of Eli Lilly International
                Corporation from 1986 until 1991 and as Executive Vice
                President of the Pharmaceutical Division from 1991 until 1993.
                Mr. Taurel is a director of the Pharmaceutical Research and Manufacturers of America and serves on the Board of Overseers of the Columbia Business School.

                ALVA O. WAY                                 Director since 1980
                CHAIRMAN OF THE BOARD, IBJ                            Age 65
                SCHRODER BANK & TRUST COMPANY

Black & White   Mr. Way became Chairman of the Board of IBJ Schroder Bank &
photograph of   Trust Company in 1986. He also serves as a director of and
Alva O. Way     consultant to Schroder plc., London, and related companies.
                Mr. Way previously served as President of both The Travelers
                Corporation and American Express Company and served in executive positions at General Electric Company. He is a director of Gould, Inc.; Guidant Corporation; McGraw-Hill,
                Inc.; Ryder System, Inc.; and Schroder plc. Mr. Way also serves as a member of the board of trustees and chancellor of Brown University.

                RICHARD D. WOOD                             Director since 1971
                RETIRED CHAIRMAN OF THE BOARD,                        Age 68
                PRESIDENT, AND CHIEF EXECUTIVE
                OFFICER

Black & White   Mr. Wood served as Chief Executive Officer of the Company from
photograph of   1973 until his retirement in 1991 and as its Chairman of the
Richard D.      Board from 1973 until 1993. He also served as President of the
Wood            Company from 1972 until 1973 and from 1977 until his
                retirement. Mr. Wood joined the Company in 1950. He is a director of Amoco Corporation, Chemical Banking Corporation,
                The Chubb Corporation, and Dow Jones & Company, Inc. Mr. Wood also serves as a trustee of DePauw University.

  During 1994 the Board of Directors of the Company held 12 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served.

COMMITTEES OF THE BOARD OF DIRECTORS

  Committees of the Board of Directors consist of the Audit Committee, the Committee on Directors and Corporate Governance, the Compensation and Management Development Committee, the Finance Committee, and the Public Policy Committee. Information concerning the committees is set forth below.

  The Audit Committee is composed of Directors Way (Chairperson), Beering, La Force, and Love. During 1994 the Audit Committee held three meetings. The Audit Committee annually recommends independent auditors for appointment by the Board of Directors, reviews the services to be performed by the independent auditors, and receives and reviews the reports submitted by them. It also determines the duties and responsibilities of the internal auditors, reviews the internal audit program, and receives and reviews reports submitted by the internal auditing staff.

  The Committee on Directors and Corporate Governance is composed of Directors Horn (Chairperson), Beering, Cozad, Lay, Love, and Tobias (ex officio). The Committee held two meetings during 1994. The Committee on Directors and Corporate Governance recommends to the Board of Directors candidates for membership on the Board and Board committees. It also oversees matters of corporate governance. The Committee will consider nominees for the Board recommended by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the Annual Meeting of Shareholders.

  The Compensation and Management Development Committee is composed of Directors Cozad (Chairperson), Horn, La Force, and Way. This Committee held five meetings during 1994. The Compensation and Management Development Committee establishes the compensation of executive officers and administers the Deferred Compensation Plan, the Company's management stock plans, and the Executive Bonus Plan, which replaced the Senior Executive Bonus Plan in 1995. The Committee also reviews the Company's management development programs and succession plans.

  The Finance Committee is composed of Directors Lay (Chairperson), Cornelius, Cozad, Horn, Tobias (ex officio), Watanabe, and Wood. The Committee, which held five meetings during 1994, reviews and makes recommendations to the Board of Directors and management on matters concerning both current and long-range financial strategy and planning, including, but not limited to, budgets, dividends, and borrowings.

  The Public Policy Committee is composed of Directors Beering (Chairperson), Lay, Love, Stitle, Taurel, and Wood. During 1994 the Committee held two meetings. The Public Policy Committee reviews and makes recommendations to the Board of Directors concerning policies, practices, and procedures of the Company that relate to public policy, including, but not limited to, social, political, and economic issues.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the nominees, the Named Executive Officers listed on page 10, and all directors and executive officers as a group, as of February 1, 1995.

                       NAME OF INDIVIDUALS OR                    SHARES OWNED
                          IDENTITY OF GROUP                     BENEFICIALLY(1)
                       ----------------------                   --------------
      Steven C. Beering, M.D...................................      2,763
      James M. Cornelius.......................................     85,894(2)
      James W. Cozad...........................................      2,600
      Alfred G. Gilman, M.D., Ph.D.............................        -0-
      Karen N. Horn, Ph.D......................................      2,500
      J. B. King*..............................................     29,746(3)
      J. Clayburn La Force, Jr., Ph.D..........................      2,600
      Kenneth L. Lay, Ph.D.....................................      5,816(4)
      Ben F. Love..............................................      9,600
      Franklyn G. Prendergast, M.D., Ph.D......................        -0-
      Kathi P. Seifert.........................................        500
      Stephen A. Stitle........................................     46,346(5)
      Sidney Taurel............................................     29,544(6)
      Randall L. Tobias........................................     57,684(7)
      August M. Watanabe, M.D..................................     15,045(8)
      Alva O. Way..............................................      3,180(9)
      Richard D. Wood..........................................    220,598(10)
      All directors and executive officers as a group (24 per-
       sons)...................................................    636,782

- --------
 *Mr. King retired as an officer of the Company effective February 28, 1995.
 (1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 1, 1995: Mr. Cornelius, 64,800 shares; Mr. King, 93,164 shares; Mr. Stitle, 55,000 shares; Mr. Taurel, 66,691 shares; Dr. Watanabe, 4,500 shares; Mr. Wood, 250,000 shares; and all directors and executive officers as a group, 655,565 shares. The shares shown include shares credited to the accounts of certain of those persons listed in the table under The Lilly Employee Savings Plan ("Savings Plan"). No person listed in the table owns more than .075% of the outstanding common stock of the Company. All directors and executive officers as a group own .218% of the outstanding common stock of the Company.
 (2) Mr. Cornelius' wife owns 8,328 shares of those shown in the table, and he disclaims any beneficial interest therein. The shares shown for Mr. Cornelius include 6,290 shares credited to his account under the Savings Plan.
 (3) The shares shown for Mr. King include 1,047 shares credited to his account under the Savings Plan.
 (4) Mr. Lay has shared voting power and shared investment power with respect to 5,000 shares that are included in the table and are owned by a family partnership of which he is a partner.
 (5) Mr. Stitle's children own 550 shares of those shown in the table, and he disclaims any beneficial interest therein. The shares shown for Mr. Stitle include 5,240 shares credited to his account under the Savings Plan.
 (6) The shares shown for Mr. Taurel include 2,824 shares credited to his account under the Savings Plan.
 (7) Mr. Tobias has shared voting power and shared investment power with respect to 20,000 shares that are included in the table and are owned by a family foundation of which he is a director. The shares shown for Mr. Tobias include 190 shares credited to his account under the Savings Plan.
 (8) The shares shown for Dr. Watanabe include 636 shares credited to his account under the Savings Plan.
 (9) Mr. Way's wife owns 180 shares of those shown in the table, and he disclaims any beneficial interest therein.
(10) Mr. Wood's wife owns 10,020 shares of those shown in the table, and he disclaims any beneficial interest therein.

  The following table sets forth the names of those directors, nominees, and Named Executive Officers listed above who own beneficially shares of common stock of Guidant Corporation, a subsidiary of the Company, and the number of shares beneficially owned by each such individual and by all directors and executive officers of the Company as a group, as of February 1, 1995. Guidant Corporation was created by the Company in 1994 as a holding company for five subsidiaries of the Company engaged in the medical devices business. The Company owns 80.156% of the outstanding Guidant common stock, which is traded publicly.

                       NAME OF INDIVIDUALS OR                    SHARES OWNED
                          IDENTITY OF GROUP                     BENEFICIALLY(1)
                       ----------------------                   --------------
      James M. Cornelius.......................................     50,000
      J. B. King...............................................      2,000(2)
      All directors and executive officers as a group (24 per-
       sons)...................................................     53,000

- --------
(1) Except as set forth in footnote (2) below, each person listed in the table possesses sole voting power and sole investment power with respect to the shares shown in the table to be owned by that person. No director or executive officer of the Company has the right to acquire beneficial ownership of common stock of Guidant Corporation within 60 days of February 1, 1995. No person listed in the table owns more than .001% of the outstanding common stock of Guidant. All directors and executive officers as a group own less than .001% of the outstanding common stock of Guidant.
(2) Mr. King retired as an officer of the Company effective February 28, 1995. Mr. King's wife owns 1,000 shares of those shown in the table, and he disclaims any beneficial interest therein.

PRINCIPAL HOLDERS OF COMMON STOCK

  To the best of the Company's knowledge, and except as set out below, Lilly Endowment, Inc., is the only beneficial owner of more than 5% of the outstanding shares of common stock of the Company. The following table sets forth information regarding this ownership as of February 1, 1995:

                                                      NUMBER OF SHARES  PERCENT
                   NAME AND ADDRESS                  BENEFICIALLY OWNED OF CLASS
                   ----------------                  ------------------ --------
   Lilly Endowment, Inc. ...........................     47,715,342      16.330
   2801 North Meridian Street
   Indianapolis, Indiana 46208

  The Endowment has sole voting and sole investment power with respect to these shares. The Endowment may be deemed to be a parent of the Company as that term is defined for purposes of the Securities Act of 1933. The Board of Directors of the Endowment is composed of Mr. Thomas H. Lake, Honorary Chairman; Mr. Thomas M. Lofton, Chairman; Otis R. Bowen, M.D.; Drs. William G. Enright, Earl
B. Herr, Jr., and Herman B Wells; and Messrs. Byron P. Hollett, Eli Lilly II, and Eugene F. Ratliff. Drs. Bowen and Herr and Messrs. Hollett, Lake, Lilly, Lofton, and Ratliff are shareholders of the Company. The Endowment and Guidant Corporation, a subsidiary of the Company, have entered into a Registration Rights Agreement that provides the Endowment with certain registration rights with respect to shares of Guidant stock it may acquire pursuant to the planned distribution of Guidant stock in 1995 by the Company.

  As of February 1, 1995, National City Bank, Indiana ("NCBI"), held 20,206,279 shares of the Company's common stock (6.915% of the outstanding shares) in various fiduciary capacities. Over half of the shares are held by it as trustee under the Savings Plan, savings plans of affiliated companies, and the employee stock ownership plan. In addition, NCBI holds such shares for various parties in personal trusts, agency and custodial accounts, pension accounts, estates, and guardianships. NCBI has sole voting power with respect to 7,881,658 shares, shared voting power with respect to 1,000 shares, sole investment power with respect to 1,230,637 shares, shared investment power with respect to 3,342,935 shares, and the right to vote an additional 9,532,819 shares in the savings plans to the extent it is not instructed on how to vote such shares by plan participants.

DIRECTORS' COMPENSATION

  Each director who is not a salaried officer or employee of the Company receives a retainer of $2,500 per month. In addition, each such director receives $1,600 for each Board meeting attended and $1,600 for each Committee or other meeting attended if not held on the same day as a Board meeting. Each such director also is reimbursed for customary and usual traveling expenses incurred by reason of attendance at such meetings. Employee directors receive no additional compensation for service on the Board of Directors or Committees.

  Under the Directors' Deferred Compensation Plan, each director who is not an employee of the Company may elect each year to defer all or part of his or her director's fees (but not less than $1,000) by filing an irrevocable election with the Company before the beginning of the year or such shorter period for which the election may be effective. The deferred compensation is credited to an account that receives a Company credit on all amounts deferred at an annual rate that is 2% above the prime interest rate. The amount in each participating director's account, including the accrued Company credit, will be paid in accordance with the payment option selected by the participating director at the time the irrevocable election is made. Under the Plan, a participating director may elect to receive either lump sum or installment payments (not exceeding 10 installments). There are alternate payment provisions for cases of death and hardship. The aggregate amount of the Company credit accrued during 1994 for the participating directors was $81,820.

  Each director who has never been a full-time employee of the Company participates in the Non-Employee Directors' Deferred Stock Plan. Under the Plan, the Company credits annually on the first business day in December to the account of each participating director 400 shares of the Company's common stock. These shares are not issued or transferred until the director's death or retirement or resignation from the Board. In addition, the Company credits to the director's account an amount equal to the dividends that would be payable on the credited shares if the shares were actually held of record by the director. The director is entitled to a Company credit on the dividend amounts at an annual rate that is 2% above the prime interest rate. Receipt of the dividend amounts and Company credit is deferred until the director's death or retirement or resignation from the Board. The director may elect to receive the shares and cash in his or her Plan accounts, including the Company credit, in lump sum or installment payments (not exceeding 10 installments). There are alternate payment provisions for cases of death and hardship. The shares credited to the directors' accounts are included in the table on page 7.

  In lieu of participating in the Non-Employee Directors' Deferred Stock Plan, each director who is a former full-time employee of the Company receives additional annual cash compensation equal to the closing price of 400 shares of the Company's common stock on the first business day in December. The amount is payable the earlier of July 1 of the year following the award or the date of the director's death or retirement or resignation from the Board, except that the director may elect to defer receipt of the award.

  Each director or former director who has served as a director for at least five years, is not a salaried employee of the Company, and is not eligible to receive benefits under The Lilly Retirement Plan is entitled to receive retirement benefits under The Lilly Non-Employee Directors' Retirement Plan. Monthly benefits under this non-contributory plan are payable beginning the month following retirement as a director and are equal to the monthly retainer in effect on the retirement date. Directors who served 15 years or more receive benefits for life. Directors who served five years or more, but less than 15 years, receive benefits for a time period equal to their length of service as a director. The Plan also provides for monthly payments to the spouse of a deceased director based on the length of service of the director.

EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid to Mr. Tobias, who served as Chief Executive Officer of the Company during 1994, and the four most highly compensated executive officers other than Mr. Tobias who were serving as executive officers as of December 31, 1994 ("Named Executive Officers"). The compensation of the Named Executive Officers is reported for each of the last three years, except for Mr. Tobias, who became an executive officer of the Company in June 1993.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                     COMPENSATION (1)
                                                                   ---------------------
                                      ANNUAL COMPENSATION            AWARDS   PAYOUTS(2)
                             ------------------------------------- ---------- ----------
                                                                   NUMBER OF
                                                                   SECURITIES LONG-TERM
                                                                   UNDERLYING INCENTIVE
NAME AND PRINCIPAL                                    OTHER         OPTIONS      PLAN     ALL OTHER
POSITION                YEAR  SALARY   BONUS   ANNUAL COMPENSATION  GRANTED    PAYOUTS   COMPENSATION
- ------------------      ---- -------- -------- ------------------- ---------- ---------- ------------
Randall L. Tobias       1994 $984,000 $864,995      $  9,059         125,000   $962,868   $59,040(3)
 Chairman of the Board  1993  503,182  418,861       787,709         200,000        -0-    25,650
 and Chief Executive
 Officer
Sidney Taurel           1994  600,000  455,249        35,411          40,000    511,988   36,240(3)
 Executive Vice         1993  540,000  430,287           -0-         110,000        -0-   46,689
 President and          1992  438,000  320,935        11,523          20,000        -0-   21,024
 President, Pharma-
 ceutical Division
James M. Cornelius      1994  555,900  339,771        10,271          25,000    442,622   33,354(3)
 Vice President,        1993  537,900  321,140           386          35,000        -0-   57,198
 Finance, and Chief     1992  519,900  320,935           -0-          18,000        -0-   34,955
 Financial Officer
Stephen A. Stitle       1994  432,000  222,065        11,516          20,000    340,224   25,920(3)
 Vice President,        1993  414,000  209,888           -0-          35,000        -0-   44,795
 Corporate Affairs      1992  396,000  209,755           787          18,000        -0-   26,625
J. B. King*             1994  438,600  222,065        17,374          40,000(4) 340,224   26,316(3)
 Vice President and     1993  423,600  209,888           251          30,000        -0-   37,202
 General Counsel        1992  408,600  209,755         5,655          12,000        -0-   27,472

- --------
*   Mr. King retired as an officer of the Company effective February 28, 1995.
(1) During the years indicated, restricted stock was not awarded and stock appreciation rights were not granted. Mr. King held 6,000 shares of restricted stock valued at $393,750 as of December 31, 1994.
(2) Amounts paid in Company common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1995 under the performance award program for the period January 1, 1993, through December 31, 1994.
(3) Company contribution to the named individual's account in the Savings Plan.
(4) Mr. King was not granted an option to purchase Company common stock. However, Guidant Corporation, a subsidiary of the Company, granted Mr. King, who is Vice President, General Counsel, and Secretary of Guidant Corporation, an option to purchase 40,000 shares of Guidant stock. See the table entitled "Option Shares Granted in Last Fiscal Year" on page 11.

Stock Option Grants

  The following table provides information on options to purchase Company common stock granted in 1994 to the Named Executive Officers pursuant to the 1994 Lilly Stock Plan, except for Mr. King, who received an option to purchase Guidant Corporation common stock granted by Guidant Corporation pursuant to the Guidant Corporation 1994 Stock Plan.

                  OPTION SHARES GRANTED IN LAST FISCAL YEAR(1)

                                     INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------------------------
                            NUMBER OF    % OF TOTAL OPTION
                           SECURITIES     SHARES GRANTED   EXERCISE OR                   GRANT DATE
                           UNDERLYING      TO EMPLOYEES    BASE PRICE   EXPIRATION        PRESENT
          NAME           OPTIONS GRANTED IN FISCAL YEAR(2) PER SHARE(3)    DATE           VALUE(4)
          ----           --------------- ----------------- -----------  ----------   ------------------
Randall L. Tobias.......     125,000           5.20          $58.63      10/15/04(5) $1,947,500
Sidney Taurel...........      40,000           1.67           58.63      10/15/04(5)    623,200
James M. Cornelius......      25,000           1.04           58.63      10/15/04(5)    389,500
Stephen A. Stitle.......      20,000           0.83           58.63      10/15/04(5)    311,600
J. B. King (Guidant
 shares)................      40,000           4.75           14.50      12/10/04(6)    326,000

- --------
(1) Stock appreciation rights were not granted during 1994.
(2) Percent of total Lilly option shares or Guidant option shares, as applicable.
(3) Market price of the stock on the date of grant.
(4) These values were established using the Black-Scholes stock option valuation model that was modified to include dividends. Assumptions used to calculate the Grant Date Present Value of option shares granted during 1994 were:

  LILLY OPTION SHARES

    (a) Expected Volatility--The variance in the percent change in daily stock price during the six-month period immediately preceding each grant, which was 23.24%.

    (b) Risk Free Rate of Return--The average monthly rate for 10-year U.S. Treasury obligations during the month of grant as published in the Federal Reserve Statistical Release, which was 7.74%.

    (c) Dividend Yield--The yield calculated by dividing the annualized dividend rate of the Company's common stock in the amount of $2.50 per share by the fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 4.26%.

    (d) Time of Exercise--The maximum exercise period for each grant at the time of the grant, which was 10 years.

  GUIDANT OPTION SHARES

    (a) Expected Volatility--The average variance in the percent change in daily stock prices of eight companies in the medical device industry during the six-month period immediately preceding the grant, which was 31.66%. The price of Guidant Corporation common stock was not used because the stock was not publicly traded prior to the grant of the option.

    (b) Risk Free Rate of Return--The average monthly rate for 10-year U.S. Treasury obligations during the month of grant as published in the Federal Reserve Statistical Release, which was 7.81%.

    (c) Dividend Yield--The yield calculated by dividing the annualized dividend rate of Guidant Corporation's common stock in the amount of $.10 per share by the fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of .69%.

    (d) Time of Exercise--The maximum exercise period for each grant at the time of the grant, which was 10 years.

      The valuation model was not adjusted for non-transferability, risk of forfeiture, or the vesting restrictions of the options. The Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.

(5) These options will become exercisable 10/17/97.
(6) This option will become exercisable 12/15/97.

Stock Option Exercises and Option Values

  The following table contains information concerning stock options exercised during 1994 and stock options unexercised at the end of 1994 with respect to the Named Executive Officers.

   AGGREGATED OPTION SHARES EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                OPTION VALUES(1)

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED,
                           NUMBER OF            OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                            SHARES                        END              AT FISCAL YEAR-END(2)
                           ACQUIRED    VALUE   ------------------------- -------------------------
          NAME            ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            ----------- -------- ----------- ------------- ----------- -------------
Randall L. Tobias.......       -0-         -0-      -0-       325,000          -0-    $4,802,000
Sidney Taurel...........     4,331    $139,079   46,691       170,000     $527,435     1,710,700
James M. Cornelius......     6,200      96,535   46,800        78,000      365,618       832,150
Stephen A. Stitle.......       -0-         -0-   37,000        73,000      278,120       796,550
J. B. King (Lilly
       shares)..........     2,836      46,440   51,164        42,000      801,622       560,700
    (Guidant shares)....       -0-         -0-      -0-        40,000          -0-        60,000

- --------
(1) All options are for common stock of the Company except Mr. King holds options for common stock of both the Company and Guidant Corporation. Stock appreciation rights were not exercised during 1994 and no stock appreciation rights were outstanding on December 31, 1994.
(2) Represents the amount by which the market price of the common stock of the Company or Guidant, as applicable, exceeded the exercise prices of unexercised options on December 31, 1994.

Long-Term Incentive Awards

  The following table provides information on long-term performance awards granted in 1994 to the Named Executive Officers pursuant to the 1994 Lilly Stock Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYMENTS
                                                                UNDER
                                                        NON-STOCK PRICE BASED
                                                               PLANS(3)
                                                      --------------------------
                                          PERFORMANCE
                                NUMBER OF   PERIOD                       MAXIMUM
                                 SHARES      UNTIL    THRESHOLD  TARGET     #
             NAME                AWARDED    PAYOUT    # SHARES  # SHARES SHARES
             ----               --------- ----------- --------- -------- -------
Randall L. Tobias.............. 8,400(1)    2 years     5,400    8,400   19,000
                                8,400(2)    2 years     5,400    8,400   19,000
Sidney Taurel.................. 3,625(1)    2 years     2,575    3,625   10,000
                                3,625(2)    2 years     2,575    3,625   10,000
James M. Cornelius............. 3,100(1)    2 years     2,150    3,100    8,700
                                3,100(2)    2 years     2,150    3,100    8,700
Stephen A. Stitle.............. 2,075(1)    2 years     1,350    2,075    7,000
                                2,075(2)    2 years     1,350    2,075    7,000
J. B. King..................... 2,075(1)    2 years     1,350    2,075    7,000

- --------
(1) Represents the targeted award amount payable in February 1996 if earned for the fiscal years 1994-1995 award period.
(2) Represents the targeted award amount payable in February 1997 if earned for the fiscal years 1995-1996 award period.
(3) Payouts are determined by the aggregate earnings per share (EPS) level for the award period. The target amount will be paid for each award period in which 100% of the targeted EPS is achieved; the threshold amount will be paid for the 1994-1995 award period if at least 96% of the targeted EPS is achieved and for the 1995-1996 award period if at least 95% of the targeted EPS is achieved; and the maximum amount will be paid for the 1994-1995 award period if 112% or more of the targeted EPS is achieved and for the 1995-1996 award period if 114% or more of the targeted EPS is achieved. No payment will be made for the 1994-1995 award period unless at least 96% of the targeted EPS level is achieved and no payment will be made for the 1995-1996 award period unless at least 95% of the targeted EPS is achieved.

Compensation and Management Development Committee Report

  The Compensation and Management Development Committee (the "Committee") consists of four non-employee directors. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries of executive officers. The Committee also administers the Deferred Compensation Plan and the Company's cash bonus plan and stock plans covering executive officers. Committee members during 1994 were Mr. Cozad (Chairperson), Mrs. Horn, Dr. La Force, and Mr. Way.

  A. Executive Compensation Policy

  The Committee's executive compensation policy is founded on principles that guide the Company in establishing all its compensation programs. The Company designs compensation programs to attract, retain, and motivate highly talented individuals at all levels of the organization. In addition, the programs are designed to be cost-effective and to treat all employees fairly. To that end, all programs, including those for executive officers, share these characteristics:

  . Compensation of Lilly employees is based on the level of job responsibility, the individual's level of performance, and Company performance. Members of senior management have a greater portion of their pay based on Company performance than other employees.

  . Compensation also reflects the value of the job in the marketplace.
    To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

  . To more closely align the interest of employees with those of shareholders, the Company provides employees at all levels of the organization the opportunity for equity ownership. Employees worldwide are given the opportunity to own Company common stock through the Company's savings plans and other programs. In addition, executive officers and other key employees worldwide have the opportunity to build more substantial equity ownership through Company stock plans.

  . Compensation programs are developed and administered to foster the long-term focus required for success in the research-based pharmaceutical industry.

  The Committee believes that the Company's executive compensation program reflects the fundamental principles described above and provides executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consists of both annual and long-term components. The Committee believes that the various components of compensation should be considered collectively in order to properly assess the appropriateness of the Company's program to the attainment of its objectives.

  In establishing total compensation, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as sales, net income, return on shareholders' equity, return on sales, return on assets, sales and net income per employee, and total market value. This data forms the basis for the Committee's assessment of the overall performance and prospects of the Company that underpins the Committee's judgment in establishing total compensation ranges. In evaluating these factors the Committee does not assign relative weights or rankings to each, rather it makes a subjective determination based on a collective consideration of all such factors.

  The Committee also compares the Company's total compensation package (and, to the extent possible, the compensation of individual executive officers) with those global pharmaceutical companies of comparable size and stature to the Company that constitute the "Peer Group" for the Performance Graph on page 18. The Peer Group companies are identified in a footnote to the Performance Graph. The Committee uses the Peer Group data primarily as benchmarks to ensure that the Company's total compensation is within the broad middle range of comparative pay of the Peer Group companies. The Committee does not, however, target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts are established in view of the comparative data and such other factors as level of responsibility, prior experience, and the Committee's subjective judgment as to individual contribution. These factors are not assigned specific mathematical weights; rather, the Committee exercises its judgment and discretion in the information it reviews and the analysis it considers.

  The Company also retains periodically outside compensation and benefits consultants to assist in the evaluation of salary and incentive compensation programs for the Company's executive officers. Such independent consultants provide an additional measure of assurance that the Company's programs are reasonable and appropriate to the Company's objectives.

  The Committee believes that the Company's overall compensation program is appropriate and competitive and that the compensation levels of the Company's executive officers are appropriate relative to corporate performance and the compensation levels of persons in similar positions within the Peer Group.

  B. Components of Executive Compensation

  Annual Compensation. Annual compensation for 1994 consists of two components, base salary and a cash bonus under the Senior Executive Bonus Plan ("SEB Plan"). Individual base salary increases are determined primarily by individual performance. Assessment of an individual's performance includes consideration of a person's impact on financial performance as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of the Company's products, services, and operations.

  Annual cash bonuses are paid to senior executives under the SEB Plan. Bonuses are formula-driven based on percentages of the Company's consolidated annual net income after taxes and annual net sales. The formulas are structured such that the larger portion of the bonus amounts will be determined by net income. Before the beginning of the year, the Committee selected the SEB Plan participants and determined for each the level of participation for the year. The Committee's goal was for the 1994 annual cash bonus to be within the broad middle range of annual cash bonuses of the Peer Group.

  Long-Term Incentives. Two forms of long-term incentives are used for executive officers--performance awards and stock options. These incentives emphasize the long-term focus necessary for continued success in the research-based pharmaceutical business. The Company has also emphasized the importance of substantial equity ownership by individuals in leadership roles to ensure proper focus on shareholder value. Stock options and performance awards have traditionally been granted broadly and deeply within the organization, with approximately 1,700 management and professional employees, in addition to the executive officers, eligible to receive performance awards and stock options.

  Performance awards provide recipients the opportunity to earn shares of Company common stock annually if certain performance goals are achieved. The awards are structured as a schedule of shares of common stock based on the Company's achievement of specific cumulative earnings-per-share ("EPS") levels over a two-year award period. Individual award size varies depending on the recipient's level of responsibility and performance. Normally the Committee grants performance awards to executive officers once each calendar year. However, in 1994, the Committee granted performance awards for two award periods. The first grant, for the award period 1994-1995 (payable in 1996 if the EPS goals are achieved), was made after the shareholders approved the 1994 Lilly Stock Plan ("Stock Plan") at the shareholders meeting in April. The second, for the award period 1995-1996 (payable in 1997 if the EPS goals are achieved), was granted in December.

  For many years, stock options have been an important part of the performance-based compensation of Company management. Stock options provide a strong incentive to increase shareholder value, since Company stock options have value only if the stock price increases over time. The Company's 10-year options, granted at the market price on the date of grant, ensure that management and professional employees are oriented to growth over the long term and not simply to short-term profits. In addition, the options create an incentive to remain with the Company for the long term because they carry a three-year vesting period and, if not exercised, are forfeited if the employee leaves the Company before retirement. The size of grants to executive officers in 1994 was based on the same factors considered in granting performance awards. The Committee also considered the size of grants to individuals in previous years and internal relativity.

  Adjustments for Extraordinary Events. The Committee also believes that employees, including executive officers, should not be penalized by the implementation of strategic actions that reduce current earnings. Therefore, consistent with past practices, the Committee adjusted the financial results on which awards were determined under the SEB Plan, the 1993-94 performance awards, and the Company's non-executive cash bonus plans to eliminate the effect of certain strategic actions and special charges. The adjustments were made to take into account the effect of the acquisition of Sphinx Pharmaceuticals Corporation and PCS Health Systems, Inc., and a recall of oral antibiotics. In the view of the Committee, the actions, while having an unfavorable effect on 1994 earnings, are in the best long-term interest of the Company and the shareholders.

  Deductibility Cap on Executive Compensation. Beginning in 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain shareholder approval and other requirements are met. Stock option and performance award compensation under the Stock Plan qualifies as "performance-based compensation," and therefore is fully deductible. The Committee decided, however, to not qualify the SEB Plan, since to do so would have limited the Committee's flexibility in the administration of the Plan. Further, because certain executive officers deferred receipt of their bonuses, the loss of deductibility with respect to the SEB for 1994 would have been nominal. Additionally, the Committee has decided to defer action on whether to qualify a new annual cash bonus program that has replaced the SEB Plan. The anticipated loss of deductibility, if any, from deferring action is expected to be nominal as the Company has a deferred compensation plan. The Committee will continue to review the Company's executive compensation plans over the next year to determine what changes if any should be made as the result of the limitation on deductibility.

  C. Chief Executive Officer Compensation

  The compensation of Randall L. Tobias, Chairman of the Board and Chief Executive Officer, consists of the same components as for other senior executives, namely base salary, SEB, performance awards, and stock options.

  In establishing Mr. Tobias' compensation package for 1994, the Committee reviewed the financial and business performance for 1993. The review was based on a number of factors including sales, earnings, unit volume, profit margins, return on equity, growth in earnings, and total shareholder return. The Committee did not assign relative weights or rankings to each of these factors but rather made a subjective determination based on a consideration of all such factors collectively. In addition, the Committee took note of the significant strategic actions and financial restructuring initiated by Mr. Tobias including the divestiture of the medical devices and diagnostics companies, acquisitions and alliances to strengthen the Company's core pharmaceutical business, the consolidation and rationalization of certain manufacturing operations, and restructuring of other operations to better position the Company to compete in the changing and challenging global health care environment.

  Mr. Tobias' base salary for 1994 was $984,000, the level established by the Committee when Mr. Tobias became Chairman and Chief Executive Officer in June, 1993. Because base salaries for all employees, including Mr. Tobias, were administered on an 18-month cycle, he was not considered for a merit salary adjustment for 1994.

  Consistent with the goal of linking a significant portion of management's compensation to Company performance, Mr. Tobias' 1994 SEB formula was set such that if targeted sales and earnings were achieved, the performance-based cash bonus would represent approximately 45% of combined salary and bonus. The SEB was also targeted to be within the middle range relative to other CEOs of Peer Group companies.

  In April the Committee provided Mr. Tobias a performance award to be earned over the two-year award period 1994-95. If earnings per share performance targets are achieved, the award will pay out 8,400 shares of the Company's common stock in 1996. A similar performance award was granted to Mr. Tobias in December 1994 for the 1995-96 award period. That award will also provide Mr. Tobias with 8,400 shares of common stock if the target for the period is attained. In determining the size of each award, the Committee considered internal relativity and the value of similar awards granted to CEOs in the Peer Group. The value of the awards was within the middle range of other Peer Group companies.

  In October, the Committee granted Mr. Tobias an option to purchase 125,000 shares of the Company's common stock at $58.63 per share, the market price of the stock on the date of the grant. In determining the size of the grant, the Committee considered Mr. Tobias' strong leadership in initiating the strategic and financial actions designed to better position the Company for long-term growth. The Committee also took note of the number of shares subject to options he was granted in 1993. The 1994 grant was larger relative to the other executive officers of the Company because it was made in lieu of an increase in Mr. Tobias' base salary for 1995. The Committee believed the larger stock grant was a more appropriate way of rewarding Mr. Tobias' performance since it more closely aligns his total compensation with the strategic initiatives he implemented and, ultimately, the interests of shareholders.

  D. Committee Action Affecting 1995 Compensation

  The Committee made several decisions in 1994 that will affect compensation of the Chief Executive Officer and other executive officers beginning in 1995. First, the salary reviews of executive officers, as with all Company employees, will be administered annually, rather than on 18-month cycles. Also, the Committee decided that stock option grants should be made on an annual basis with the number of option shares in each grant being reduced from past levels when grants were made on a less frequent basis. The Committee also adopted a new annual cash bonus plan for senior executives that replaced the SEB Plan. The new plan, The Eli Lilly and Company Executive Bonus Plan, is based on the concept of economic value added, a comprehensive measure of financial performance that incorporates both asset and income management. The performance measures under this plan more closely align the bonus payment with management efforts that enhance shareholder value.

               Compensation and Management Development Committee

                          James W. Cozad, Chairperson
     Karen N. Horn, Ph.D.   J. Clayburn La Force, Jr., Ph.D.  Alva. O. Way

PERFORMANCE GRAPH

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index and the Peer Group* for the years 1990 through 1994. The graph is constructed on the assumption that $100 was invested on December 31, 1989, in each of the Company's common stock, the S&P 500 Stock Index, and the Peer Group common stock.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN **
                AMONG LILLY, S&P 500 STOCK INDEX, AND PEER GROUP

                             [GRAPH APPEARS HERE]

Measurement period                        S & P           PEER
(Fiscal year Covered)     LILLY           INDEX           GROUP
- ---------------------   ---------       ---------       ---------
Measurement PT -
12/31/89                $   100         $   100         $   100

FYE 12/31/90            $   109         $    97         $   121
FYE 12/31/91            $   128         $   126         $   201
FYE 12/31/92            $    96         $   136         $   166
FYE 12/31/93            $    99         $   150         $   152
FYE 12/31/94            $   114         $   152         $   169


- --------
 * The Peer Group has been constructed by the Company as the industry index for purposes of the performance graph. This Peer Group, which consists of 9 companies in the pharmaceutical industry, consists of the same companies used by the Company to compare compensation of executive officers. The companies included in the Peer Group are Abbott Laboratories; American Home Products Corporation; Bristol-Myers Squibb Company; Glaxo Holdings p.l.c.; Merck & Co.; Pfizer, Inc.; SmithKline Beecham p.l.c.; The Upjohn Company; and Warner-Lambert Company. The Peer Group was reduced from 10 companies to 9 companies upon the acquisition in 1994 by American Home Products Corporation of American Cyanamid Company.
** Total return assumes reinvestment of dividends.

RETIREMENT PLAN

                               PENSION PLAN TABLE

                                             YEARS OF SERVICE
                          -------------------------------------------------------
 AVERAGE ANNUAL
    EARNINGS
    (HIGHEST
  5 OF LAST 10
     YEARS)                  5        10       15       20       25        30
 --------------           -------- -------- -------- -------- --------- ---------
   $  700,000............ $ 48,230 $ 96,460 $144,690 $192,920 $ 241,150 $ 289,385
      900,000............   62,275  124,550  186,820  249,095   311,370   373,645
    1,100,000............   76,315  152,635  228,950  305,270   381,585   457,905
    1,300,000............   90,360  180,720  271,080  361,445   451,805   542,165
    1,500,000............  104,405  208,810  313,210  417,615   522,020   626,425
    1,700,000............  118,445  236,895  355,340  473,790   592,235   710,685
    1,900,000............  132,490  264,980  397,470  529,965   662,455   794,945
    2,100,000............  146,535  293,070  439,600  586,135   732,670   879,205
    2,300,000 ...........  160,580  321,155  481,730  642,310   802,890   963,465
    2,500,000............  174,620  349,240  523,865  698,485   873,105 1,047,725
    2,700,000............  188,665  377,330  565,995  754,655   943,320 1,131,985
    2,900,000............  202,710  405,415  608,125  810,830 1,013,540 1,216,245

  The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary, Bonus, and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page 10) and years of service for the life of a retired employee, assuming retirement at age 65 with a 50% survivor income benefit. The amounts shown in the table are not subject to deduction for social security benefits.

  The years of service credited to the Named Executive Officers are Mr. Tobias, 16 years; Mr. Taurel, 23 years; Mr. Cornelius, 27 years; Mr. Stitle, 24 years; and Mr. King, 7 years.

  Section 415 of the Internal Revenue Code ("Code") generally places a limit of $120,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the Company's Retirement Plan. The Code also places a $9,240 limit, subject to adjustment by the Internal Revenue Service, on annual contributions by an employee to the Company's Savings Plan and, in addition, imposes a combined limitation when an employee is covered by both types of plans. Under an unfunded plan adopted in 1975, however, the Company will make payments as permitted by the Code to any employee who is a participant in the Retirement Plan or the Savings Plan in an amount equal to the difference, if any, between the benefits that would have been payable under such plans without regard to the limitations imposed by the Code and the actual benefits payable under such plans as so limited.

CHANGE-IN-CONTROL SEVERANCE PAY ARRANGEMENTS

  The Company has adopted a change-in-control severance pay program ("Program") covering most employees of the Company and its subsidiaries, including the Company's executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change in control. A "change-in-control" would occur if 20% or more of the Company's voting stock were acquired by an entity other than the Company, a subsidiary, an employee benefit plan of the Company, or Lilly Endowment, Inc. There are additional conditions that could result in a change-in-control event. The Program would not be subject to amendment by the Board, whether prior to or following a change-in-control, in any manner adverse to a participant without his or her prior written consent.

  Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change-in-control (i) without "cause" by the Company; (ii) for "good reason" by the executive officer, each as is defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, in connection with a change-in-control, the Company is obligated to make whole the individual with respect to such excise tax.

      2. PROPOSAL TO RATIFY APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as principal independent auditors for the Company for the year 1995. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young LLP served as the principal independent auditors for the Company in 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS PRINCIPAL INDEPENDENT AUDITORS FOR THE YEAR 1995.

                                3. OTHER MATTERS

  As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

  All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph, or by mail. The Company may retain D. F. King & Co., Inc., to assist in the solicitation of proxies. If retained, the firm will solicit proxies by personal interview, telephone, telegraph, and mail. It is anticipated that the fee for those services will not exceed $18,000 plus reimbursement of customary out-of-pocket expenses.

  The Corporation Trust Company has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Annual Meeting.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 1996 Annual Meeting of Shareholders is November 7, 1995.

                                          By order of the Board of Directors,

                                          Daniel P. Carmichael
                                          Secretary

March 6, 1995

                                      LOGO
                    PRINTED ON RECYCLED AND RECYCLABLE PAPER

                                     LILLY

                             ELI LILLY AND COMPANY
                             LILLY CORPORATE CENTER
                          INDIANAPOLIS, INDIANA 46285

                                          March 6, 1995

Dear Savings Plan Participant:

  It is my pleasure to provide you a meeting notice, proxy statement, and voting instruction card for the 1995 Annual Meeting of Shareholders of Eli Lilly and Company.

  The proxy statement describes the business we will consider at the meeting. In particular I would like to call to your attention the three nominees who are standing for election to the Board for the first time. Mrs. Kathi P. Seifert, Dr. Alfred G. Gilman, and Dr. Franklyn G. Prendergast have distinguished academic and professional careers and will bring important and diverse experiences to the Board. We believe they will make important contributions as members of the Board of Directors.

  As a participant in the savings plan, you may instruct the Trustee on how to vote the number of shares of Company stock credited to your account under the plan. As a member of the Lilly family, your participation in these matters is very important. I urge you to sign, date, and return the enclosed voting instruction card in the envelope provided in order to be certain the Trustee is aware of your views on the matters to be presented at the meeting.


                                          /s/ Randall L. Tobias

                                          Randall L. Tobias
                                          Chairman of the Board and
                                          Chief Executive Officer

                                PARTICIPANTS IN

                        THE LILLY EMPLOYEE SAVINGS PLAN

                                      AND

                                PARTICIPANTS IN

                   THE SAVINGS PLANS FOR AFFILIATED COMPANIES

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 1995

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, on Monday, April 17, 1995, at 11:00 a.m. (local time), for the following purposes:

  1. To elect six directors of the Company, five for a three-year term and one to serve the remaining year of a three-year term;

  2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for the year 1995; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each participant in the above plans is permitted to instruct the Trustee on how to vote the number of shares of Company common stock credited to the participant's account under those plans. For that purpose, the enclosed voting instruction card is being furnished to each participant in lieu of the proxy referred to in the accompanying Proxy Statement.

                                     Eli Lilly and Company

March 6, 1995
Indianapolis, Indiana

                             ELI LILLY AND COMPANY

The undersigned hereby appoints J.M. Cornelius, R.O. Goss, and R.L. Tobias, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of Common Stock of ELI LILLY AND COMPANY held in the name of the undersigned at the close of business on February 10, 1995, at the Annual Meeting of Shareholders to be held on April 17, 1995, at 11:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as follows:

P R O X Y

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

(1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement

        FOR all nominees listed below      WITHHOLD AUTHORITY to vote for
        (except as marked to the           all nominees listed below  [_]
        contrary below)           [_]

                    S.C. Beering, J.W. Cozad, A.G. Gilman,
                  F.G. Prendergast, K.P. Seifert, R.L. Tobias

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

                    ---------------------------------------

(2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 1995

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

                                                       (Continued on other side)

In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

  IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                             Dated                       , 1995
                                                  -----------------------

                                             -----------------------------------

                                             -----------------------------------
                                             Sign exactly as name appears
                                             hereon. When signing in a
                                             representative capacity, please
                                             give full title.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       CONFIDENTIAL VOTING INSTRUCTIONS
                    TO NATIONAL CITY BANK, INDIANA, TRUSTEE

The undersigned, as a participant in The Lilly Employee Savings Plan or in a savings plan of an affiliated company, hereby directs the Trustee to vote (in person or by proxy) the number of shares of Eli Lilly and Company Common Stock credited to the undersigned's account under those plans or a combination thereof at the Annual Meeting of Shareholders to be held on April 17, 1995, and at any adjournment thereof, as follows:

THE BOARD OF DIRECTORS HAS RECOMMENDED TO THE SHAREHOLDERS A VOTE FOR THE FOLLOWING ITEMS:
(1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement

        FOR all nominees listed below      WITHHOLD AUTHORITY to vote for
        (except as marked to the           all nominees listed below
        contrary below)           [_]                                 [_]

                    S.C. Beering, J.W. Cozad, A.G. Gilman,
                  F.G. Prendergast, K.P. Seifert, R.L. Tobias

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

                    ---------------------------------------

(2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 1995

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

                                                       (Continued on other side)

In the Trustee's discretion, upon such other matters as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. THE TRUSTEE MAY VOTE, AT ITS DISCRETION, ANY SHARES OF ELI LILLY AND COMPANY COMMON STOCK IN ANY OF THE PLANS FOR WHICH VOTING INSTRUCTIONS ARE NOT RECEIVED, EXCEPT THE TRUSTEE MAY ONLY
VOTE THOSE SHARES FORMERLY HELD IN THE LILLY EMPLOYEE STOCK OWNERSHIP PLAN (PAYSOP) FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

                                             Dated                       , 1995
                                                  ----------------------

                                             -----------------------------------
                                                  Signature of Participant

                                             PLEASE SIGN, DATE, AND RETURN THIS
                                             CARD ON OR BEFORE APRIL 7, 1995,
                                             IN THE ENCLOSED ENVELOPE WHICH
                                             REQUIRES NO POSTAGE.

These confidential voting instructions will be seen only by authorized personnel of the Trustee.

                       CONFIDENTIAL VOTING INSTRUCTIONS
                    TO FIDELITY MANAGEMENT COMPANY, TRUSTEE

The undersigned, as a participant in The DowElanco Employee Savings Plan, hereby directs the Trustee to vote (in person or by proxy) the number of shares of Eli Lilly and Company Common Stock credited to the undersigned's account under the plan at the Annual Meeting of Shareholders of Eli Lilly and Company to be held on April 17, 1995, and at any adjournment thereof, as follows:

THE BOARD OF DIRECTORS OF ELI LILLY AND COMPANY HAS RECOMMENDED TO THE SHAREHOLDERS A VOTE FOR THE FOLLOWING ITEMS:

(1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement

        FOR all nominees listed below      WITHHOLD AUTHORITY to vote for
        (except as marked to the           all nominees listed below  [_]
        contrary below)           [_]

                    S.C. Beering, J.W. Cozad, A.G. Gilman,
                  F.G. Prendergast, K.P. Seifert, R.L. Tobias

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
              THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

                    ---------------------------------------

(2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 1995

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

           PLEASE DO NOT FORGET TO SIGN THE REVERSE SIDE OF CARD.

                                                       (Continued on other side)

In the Trustee's discretion, upon such other matters as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. ANY SHARES OF ELI LILLY AND COMPANY COMMON STOCK IN THE PLAN FOR WHICH VOTING INSTRUCTIONS ARE NOT RECEIVED WILL BE VOTED PROPORTIONAL TO THE VOTING OF SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.

                       These confidential voting instructions will be seen only
                                by authorized personnel of the Trustee.


                                             Dated                        , 1995
                                                  ------------------------

                                             -----------------------------------
                                                  Signature of Participant

                                             PLEASE SIGN, DATE, AND RETURN THIS
                                             CARD ON OR BEFORE APRIL 7, 1995,
                                             IN THE ENCLOSED ENVELOPE WHICH
                                             REQUIRES NO POSTAGE.